UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010

DOUGLAS DYNAMICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34728	134275891
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

7777 North 73rd Street
Milwaukee, Wisconsin	53223
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (414) 354-2310

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Directors

On June 30, 2010, the Board of Directors of Douglas Dynamics, Inc. (the “Company”) elected two new directors, James Packard and James Staley, to the Company’s Board of Directors.  Both Mr. Packard and Mr. Staley will serve as members of the Compensation, Audit and Nominating and Corporate Governance Committees, with Mr. Staley serving as Chair of the Compensation Committee and Mr. Packard serving as Chair of the Nominating and Corporate Governance Committee.  Neither Mr. Packard nor Mr. Staley were selected as a director pursuant to any arrangement or understanding between him and any other person or were, or are, party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

2010 Annual Incentive Plan

On June 30, 2010, the Compensation Committee of the Board of Directors of the Company adopted the Douglas Dynamics, Inc. 2010 Annual Incentive Plan (the “2010 AIP”).  Each of the Company’s named executive officers is eligible to participate in the 2010 AIP, which provides for the opportunity to earn a cash bonus upon the achievement of certain performance targets.  The Compensation Committee has selected operating income and free cash flow as the performance metrics under the 2010 AIP, assigning these metrics a weighting of 70% and 30%, respectively.  The target bonus level under the 2010 AIP for the Company’s President is 100% of his base salary and the target bonus level for the other named executive officers is 75% of base salary, with maximum bonus levels of 150% and 125% of base salary, respectively.

The foregoing description of the 2010 AIP is qualified in its entirety by reference to the 2010 AIP, a copy of which will be filed by the Company with its next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOUGLAS DYNAMICS, INC.
(Registrant)

Date: July 6, 2010
/s/ James L. Janik
(Signature)
	Name:	James L. Janik
	Title:	President and Chief Executive Officer